Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

DLH Holdings Corp.
Atlanta, Georgia

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus filed on June 2, 2020 of our report dated August 1, 2019, related to our audit of the financial statements of Social & Scientific Systems, Inc. as of and for the years ended December 31, 2018 and 2017, included in the Current Report on Form 8-K/A filed by DLH Holdings Corp. dated August 5, 2019.

We also consent to the reference to us under the caption “Experts” in this Registration Statement on the Form S-3 and related Prospectus.

/s/ Aronson LLC

Aronson, LLC
Rockville, Maryland
June 2, 2020

{N0265369 }